Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. +1 (415) 738-6500	Pamela Matthews Investor/Analyst Information Digital Realty Trust, Inc. +1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS THIRD QUARTER 2008 RESULTS

Company reports FFO per diluted share and unit of $0.69, up 35.3% from the third quarter 2007, raises 2008 FFO guidance and announces 2009 FFO guidance

Highlights:

•	Reported FFO of $0.69 per diluted share and unit for the third quarter, up 16.9% from the second quarter of 2008 and up 35.3% from the third quarter of 2007;

•

Reported net income for the third quarter of $18.2 million and net income available to common stockholders of $8.1 million, or $0.11 per diluted share, compared to net income in the second quarter of 2008 of $13.8 million and net income available to common stockholders of $3.7 million, or $0.05 per diluted share, and net income in the third quarter of 2007 of $5.1 million and net loss available to common stockholders of $0.2 million, or $0.00 per diluted share;

•	Commenced leases on approximately 351,000 square feet during the third quarter at an average annualized GAAP rent of approximately $89 per square foot;

•	Signed leases on approximately 478,000 square feet in the third quarter at an average annualized GAAP rent of approximately $103 per square foot;

•	Completed a public offering of 5.75 million shares of Common Stock, generating approximately $211.6 million in net proceeds;

•	Closed on three secured financings with proceeds totaling up to $197.6 million;

•

Closed on a $200 million uncommitted, unsecured, multi-currency private shelf facility with Prudential Financial and made an initial draw of $25 million with an interest-only rate of 7.00% per annum and a three-year maturity;

•	Increased the commitments under our revolving credit facility from $650 to $675 million;

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

•	Revised 2008 FFO guidance to between $2.58 and $2.60 per diluted share and unit;

•	Announced 2009 FFO guidance of between $2.75 and $2.90 per diluted share and unit;

•	Increased quarterly common stock dividend by 6.5% to $0.33 per share; and

•	Subsequent to quarter end, secured a second draw from the Prudential Shelf Facility of $33 million with an interest-only rate of 9.32% per annum and a five-year maturity.

San Francisco, Calif. (November 5, 2008) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for its third quarter ended September 30, 2008. The Company reported operating revenue of $142.0 million in the third quarter of 2008, up 14.7% from $123.8 million in the second quarter of 2008 and up 35.5% from $104.8 million in the third quarter of 2007. For the third quarter of 2008, net income was $18.2 million and net income available to common stockholders was $8.1 million, or $0.11 per diluted share. This compares to net income in the second quarter of 2008 of $13.8 million and net income available to common stockholders of $3.7 million, or $0.05 per diluted share, and net income in the third quarter of 2007 of $5.1 million and net loss available to common stockholders of $0.2 million, or $0.00 per diluted share.

“We experienced a record volume of leases signed during the quarter for our Turn-Key Datacenter™ and Powered Base Building™ products, including Fortune 1000 corporate users, large Internet enterprises and international system integrators seeking high quality, timely, and cost effective solutions for their immediate datacenter requirements,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “We believe our superior performance is the result of our long-term strategy of penetrating the large corporate datacenter market of sophisticated users. Our ability to consistently deliver a highly reliable and cost effective IT infrastructure has allowed our customers to quickly deploy applications that are critical to their ongoing operations.”

Funds from operations (“FFO”) was $62.6 million in the third quarter of 2008, or $0.69 on a diluted per share and unit basis, up 16.9% from $0.59 per diluted share and unit in the previous quarter; and up 35.3% from $0.51 per diluted share and unit in the third quarter of 2007.

“The FFO of $0.69 per diluted share and unit includes approximately $0.06 of additional FFO from certain significant non-recurring items, primarily lease termination fees,” added A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “When adjusting for these items, the quarter over quarter increase to $0.63 per diluted share and unit in the third quarter of 2008 would have been 6.8% and the increase over the same period last year would have been 23.5%.

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Acquisitions and Leasing Activity

As of November 5, 2008, the Company’s portfolio comprises 74 properties, excluding one property held in an unconsolidated joint venture, consisting of 96 buildings totaling approximately 12.9 million rentable square feet, including 1.6 million square feet of space held for redevelopment. The portfolio is strategically located in 27 key technology markets throughout North America and Europe.

The Company commenced leases during the quarter totaling approximately 351,000 square feet of space. This includes 190,000 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of approximately $142 per square foot, 104,000 square feet of Powered Base Building™ space at an average annual GAAP rental rate of $30 per square foot and 58,000 square feet of non-technical space leased at an average annual GAAP rental rate of approximately $23 per square foot.

In addition, the Company signed leases during the quarter totaling 478,000 square feet of space. This includes 262,000 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of approximately $155 per square foot, 171,000 square feet of Powered Base Building™ space at an average annual GAAP rental rate of $47 per square foot, and 45,000 square feet of non-technical space leased at an average annual GAAP rental rate of approximately $13 per square foot.

Balance Sheet Update

Total assets grew to approximately $3.2 billion at September 30, 2008, from $2.8 billion at December 31, 2007. Total debt at September 30, 2008 was approximately $1.3 billion compared to approximately $1.4 billion at December 31, 2007. Stockholders’ equity was approximately $1.5 billion, up from $1.0 billion at December 31, 2007, primarily due to the public offering of Series D Cumulative Convertible Preferred Stock in the second quarter of 2008 and the public offering of Common Stock in the third quarter of 2008.

During the quarter, the Company closed three secured financings with proceeds totaling up to approximately $197.6 million. In July, the Company closed an $80 million secured financing on 3 Corporate Place located in Piscataway, New Jersey. The loan has a three-year maturity with two one-year extensions at an interest-only rate of 6.72% per annum. On September 2, 2008, the Company closed a construction and permanent secured debt financing for the Mundells Roundabout property located in suburban London, England. Following practical completion of construction and lease execution, expected during November, the loan becomes a permanent, five year interest-only financing up to £53.7 million (equal to approximately $95.6 million based on an exchange rate of 1.78 as of September 30, 2008). The Company expects the all-in swapped interest rate on the permanent financing to be in the range of 5.50-5.75%. Finally, on September 11, 2008, the Company closed a $44 million loan for the joint venture at 1500 Space Park located in Santa Clara, California. The loan has a five-year maturity at an interest rate of 6.15% and is subject to a 15-year principal amortization schedule. The Company’s pro rata share of the total proceeds was $22.0 million.

On July 21, 2008, the Company completed a public offering of 5,750,000 shares of Common Stock, including the over-allotment option that was exercised, which generated approximately $211.6 million in net proceeds. The Company utilized the net proceeds from the offering to temporarily repay borrowings under its revolving credit facility, to fund development and redevelopment activities, and for general corporate purposes.

On July 24, 2008, the Company closed on a $200 million uncommitted, unsecured private shelf facility with Prudential Financial. The three-year, multi-currency facility provides for draws, from time to time, as approved by Prudential, with an average life and final maturity of up to seven years and ten years, respectively. Concurrent with the close of the private shelf facility, the Company made an initial draw of $25.0 million with an interest-only rate of 7.00% per annum and a three-year maturity. The Company intends to use the proceeds of the initial notes and any additional notes to acquire properties, to fund development and redevelopment activities and for general corporate purposes. Subsequent to the end of the quarter, on November 5, 2008, the Company will receive funds from an additional draw of $33.0 million with an interest-only rate of 9.32% and a five-year maturity.

Lastly, on July 25, 2008, the Company increased the total commitments under its revolving credit facility from $650 million to $675 million with a new $25 million commitment from Deutsche Bank.

“Since the end of the second quarter of 2008 we were able to source and close over $492 million of debt and equity capital plus an additional $142 million remaining on the uncommitted, unsecured funds from the private shelf facility with Prudential. This is a testament to DLR’s ability to access well-priced capital from a variety of sources, even in the face of extremely volatile capital markets and challenging economic conditions,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “As a result of our performance and the incremental FFO from non-recurring items, we are increasing and narrowing our 2008 FFO guidance to between $2.58-$2.60 per diluted share.”

2008 Revised and 2009 Outlook

FFO per diluted share and unit for the year ending December 31, 2008 is projected to be between $2.58 and $2.60, an increase from the previous 2008 FFO guidance of between $2.40 and $2.50 per diluted share and unit. The Company anticipates recognizing an additional $4.0 million of lease termination fee net of non-cash expenses in the fourth quarter of 2008. This revised guidance represents projected FFO growth of 25.9% to 26.8% over FFO per diluted share and unit of $2.05 for the year ended December 31, 2007. A reconciliation of the range of 2008 projected net income to projected FFO follows:

(Low - High)
Net income available to common stockholders per diluted share	$0.63 - 0.65
Add:
Real estate depreciation and amortization as adjusted for minority interest	$1.95

Projected FFO per diluted share	$2.58 – 2.60

FFO per diluted share and unit for the year ending December 31, 2009 is projected to be between $2.75 and $2.90. A reconciliation of the range of 2009 projected net income to projected FFO follows:
(Low - High)
Net income available to common stockholders per diluted share	$0.75 - 0.90
Add:
Real estate depreciation and amortization as adjusted for minority interest	$2.00

Projected FFO per diluted share	$2.75 – 2.90

For the balance of 2008 and the full year 2009, all capital expenditures are assumed to be funded through available cash and borrowings under the Company’s revolving credit facility. As of November 5, 2008, the balance of the revolving credit facility is $106 million and the Company has $93 million in cash and short term investments. The 2009 guidance provided by Digital Realty Trust in this press release is based on the following additional assumptions as of November 5, 2008:

•

The commencement of leases for approximately 500,000 square feet to 570,000 square feet of Turn-Key Datacenter™ and Powered Base Building™ space at an average annualized gross rent of $125 per square foot;

•	The commencement of leases for 150,000 square feet to 165,000 square feet of basic commercial space at an average annualized gross rent of $21 per square foot;

•	Total capital expenditures of $275-$325 million;

•	Total G&A of $47 million, which includes $0.5 million of acquisition related costs previously capitalized, which now must be expensed under new accounting rules commencing January 1, 2009; and

•	Additional non-cash interest expense of approximately $4.0 million due to the adoption of FSP No. APB 14-1.

On May 9, 2008, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”) which requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. FSP No. APB 14-1 requires that the proceeds from the sale of Digital Realty Trust L.P.’s $172.5 million of 4.125% exchangeable senior debentures due 2026 be allocated between a liability component and an equity component in a manner that reflects interest expense at the interest rate of similar nonconvertible debt. The resulting debt discount will be amortized over the period during which the debt is expected to be outstanding (i.e., through the first optional redemption dates) as additional non-cash interest expense. Based on the Company’s understanding of the application of FSP No. APB 14-1, this will result in an aggregate of approximately $8.3 million cumulative effect of change in accounting principle through December 31, 2008. At the adoption date of FSP No. APB 14-1 at the beginning of 2009, the effect to interest expense will be applied retrospectively to all periods presented. The cumulative effect adjustment will be made as an offsetting adjustment to the beginning balance of retained earnings. The estimated FFO impact for fiscal 2009 would be approximately $0.04 of additional non-cash interest expense per diluted share and unit and the estimated net income impact for fiscal 2009 would be approximately $0.04 of additional non-cash interest expense per diluted share. The additional non-cash interest expense will increase in subsequent reporting periods through the first optional redemption dates as the debt accretes to its par value over the same period. FSP No. APB 14-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. Upon adoption, FSP No. APB 14-1 requires companies to retrospectively apply the requirements of the pronouncement to all periods presented. The guidance for fiscal 2008 set forth in the table above does not include the impact of FSP No. APB 14-1 as the Company is not permitted to adopt the pronouncement early. However, commencing in 2009, the Company will present prior period comparative results reflecting the impact of FSP No. APB 14-1.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2008 third quarter results today, Wednesday, November 5, 2008 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-240-0713 (for domestic callers) or 303-262-2053 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 pm PT on Wednesday, November 5, 2008 until 11:59 pm PT on Wednesday, November 12, 2008. The telephone replay can be accessed by dialing 800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11120276#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter™ and Powered Base Building™ datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 74 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 12.9 million rentable square feet as of November 5, 2008, including 1.6 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results, and the assumptions underlying those expected results, for the years ending December 31, 2008 and December 31, 2009, including projected FFO per diluted share and unit, projected net income, the commencement of leases for Turn-Key Datacenter™, Powered Base Building™ and basic commercial space, the projected rents associated with those leases, total capital expenditures for the Company’s redevelopment program, total G&A expenses and projected non-cash interest expense due to the adoption of FSP No. APB 14-1. These risks and uncertainties include the impact of the current deterioration in global economic and market conditions; adverse economic or real estate developments in our markets; decreases in information technology spending; our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; downturn of local economic conditions in our geographic markets; our inability to comply with the rules and regulations applicable to public companies or to manage our growth effectively;

difficulty acquiring or operating properties in foreign jurisdictions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; our failure to obtain necessary outside financing; restrictions on our ability to engage in certain business activities; risks related to joint venture investments; decreased rental rates or increased vacancy rates; inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; increased competition or available supply of data center space; our failure to successfully operate acquired properties; our inability to acquire off-market property; delays or unexpected costs in development or redevelopment of properties; our failure to maintain our status as a REIT; possible adverse changes to tax laws; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Operating Revenues:
Rental	$102,449	$82,536	$293,161	$234,529
Tenant reimbursements	29,882	22,104	77,367	54,414
Other	9,685	154	9,811	401

Total operating revenues	142,016	104,794	380,339	289,344

Operating Expenses:
Rental property operating and maintenance	39,784	30,539	107,744	75,643
Property taxes	8,689	7,859	25,335	22,741
Insurance	1,252	1,356	3,655	4,201
Depreciation and amortization	46,520	35,345	125,227	96,576
General and administrative	11,348	7,775	30,016	23,441
Other	891	495	1,480	811

Total operating expenses	108,484	83,369	293,457	223,413

Operating income	33,532	21,425	86,882	65,931
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	178	(237)	509	524
Interest and other income	453	621	1,515	1,666
Interest expense	(15,094)	(16,683)	(44,007)	(48,541)
Loss from early extinguishment of debt	—	—	(182)	—

Income from continuing operations before minority interests	19,069	5,126	44,717	19,580
Minority interests in consolidated joint ventures	(196)	—	(246)	—
Minority interests in continuing operations of operating partnership	(688)	25	(1,348)	(781)

Income from continuing operations	18,185	5,151	43,123	18,799
Income from discontinued operations before gain on sale of assets and minority interests	—	(18)	—	1,395
Gain on sale of assets	—	—	—	18,049
Minority interests attributable to discontinued operations	—	2	—	(3,264)

Income (loss) from discontinued operations (1)	—	(16)	—	16,180
Net income	18,185	5,135	43,123	34,979
Preferred stock dividends	(10,102)	(5,359)	(28,462)	(13,971)

Net income (loss) available to common stockholders	$8,083	$(224)	$14,661	$21,008

Net income per share available to common stockholders:
Basic	$0.11	$—	$0.22	$0.35
Diluted	$0.11	$—	$0.21	$0.34
Weighted average shares outstanding:
Basic	70,916,019	60,717,153	67,425,030	59,324,104
Diluted	73,338,871	60,717,153	69,440,812	61,365,281

(1)	During 2007, we sold 100 Technology Center Drive (March 2007) and 4055 Valley View Lane (March 2007) We have presented all activity for these properties in Income from discontinued operations for all periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$321,104	$316,196
Acquired ground leases	2,743	2,790
Buildings and improvements	2,321,245	1,968,850
Tenant improvements	252,813	193,436

Investments in properties	2,897,905	2,481,272
Accumulated depreciation and amortization	(270,016)	(188,099)

Net investments in properties	2,627,889	2,293,173
Investment in unconsolidated joint venture	7,370	8,521

Net investments in real estate	2,635,259	2,301,694
Cash and cash equivalents	41,978	31,352
Accounts and other receivables, net	53,809	43,440
Deferred rent	88,909	64,639
Acquired above market leases, net	33,433	38,762
Acquired in place lease value and deferred leasing costs, net	228,144	253,642
Deferred financing costs, net	17,781	17,610
Restricted cash	45,397	41,302
Other assets	14,175	17,023

Total Assets	$3,158,885	$2,809,464

LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving credit facility	$43,969	$299,731
Unsecured senior notes	25,000	—
Mortgage loans	1,042,249	895,507
Exchangeable senior debentures	172,500	172,500
Accounts payable and other accrued liabilities	151,851	176,143
Accrued dividends and distributions	—	22,345
Acquired below market leases, net	81,542	93,572
Security deposits and prepaid rents	30,999	27,839

Total Liabilities	1,548,110	1,687,637

Minority interests in consolidated joint ventures	15,417	4,928
Minority interests in operating partnership	67,983	72,983
Stockholders' Equity	1,527,375	1,043,916

Total Liabilities and Stockholders' Equity	$3,158,885	$2,809,464

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net income available to common stockholders	$8,083	$3,728	$(224)	$14,661	$21,008
Adjustments:
Minority interests in operating partnership including discontinued operations	688	366	(27)	1,348	4,045
Real estate related depreciation and amortization (1)	46,331	39,393	35,216	124,702	96,567
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	859	872	969	2,625	3,015
Gain on sale of assets	—	—	—	—	(18,049)

FFO available to common stockholders and unitholders (2)	$55,961	$44,359	$35,934	$143,336	$106,586

Basic FFO per share and unit	$0.73	$0.61	$0.53	$1.94	$1.57
Diluted FFO per share and unit (2)	$0.69	$0.59	$0.51	$1.86	$1.52
Weighted average common stock and units outstanding
Basic	76,953	72,354	67,995	73,839	67,957
Diluted (2)	91,209	86,366	69,937	86,634	69,998

(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	46,520	39,570	35,345	125,227	96,576
Depreciation and amortization of discontinued operations	—	—	—	—	379
Non real estate depreciation	(189)	(177)	(129)	(525)	(388)

	$46,331	$39,393	$35,216	$124,702	$96,567

(2)	At 9/30/08, we had 7,000,000 series C convertible preferred shares and 13,800,000 series D convertible preferred shares outstanding that were convertible into 3,614,800 common shares and 8,217,900 common shares, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
FFO available to common stockholders and unitholders	$55,961	$44,359	$35,934	$143,336	$106,586

Add: Series C convertible preferred dividends	1,914	1,914	—	5,742	—
Add: Series D convertible preferred dividends	4,744	4,744	—	12,386	—

FFO available to common stockholders and unitholders — diluted	$62,619	$51,017	$35,934	$161,464	$106,586

Weighted average common stock and units outstanding	76,953	72,354	67,995	73,839	67,957
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	2,423	2,179	1,942	2,016	2,041
Add: Effect of dilutive series C convertible preferred stock	3,615	3,615	—	3,615	—
Add: Effect of dilutive series D convertible preferred stock	8,218	8,218	—	7,164	—

Weighted average common stock and units outstanding — diluted	91,209	86,366	69,937	86,634	69,998

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500